Advanced Series Trust
For the annual period ended 12/30/09
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.  Name of Fund:
  Advanced Series Trust - Small Cap Value Portfolio (JPM Sleeve)

1.  Name of Issuer:  Bridgepoint Education Inc.

2.  Date of Purchase:  April 14, 2009

3.  Number of Securities Purchased:  13,500,000

4.  Dollar Amount of Purchase:  $141,750,000

5.  Price per Unit:  $10.50

6.  Name(s) of Underwriter(s) or Dealer(s) from whom purchased:
Signal Hill Capital Group, LLC, Credit Suisse Securities (US) LLC

7.  Other Members of the Underwriting Syndicate:
Credit Suisse Securities (USA) LLC, JP Morgan Securities Inc,
William Blair & Company, BMO Capital Markets Corp., Piper
Jaffray & Co., Signal Hill Capital Group LLC